EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 83 to Registration Statement No. 002-42722 on Form N-1A of our report dated August 20, 2012 relating to the financial statements and financial highlights of Eaton Vance Parametric Tax-Managed Emerging Markets Fund, one of the funds constituting Eaton Vance Series Trust II (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended June 30, 2012, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 25, 2012